Exhibit (d)(6)
December 29, 2010
Personal & Confidential
Statoil Texas Onshore Properties LLC
Building 4, 8th Floor
2103 City West Blvd.
Houston, TX 77042
     In order to allow you to evaluate the possible acquisition (the “Proposed Acquisition”) of Brighain Exploration Company (the “Company”), we will deliver to you or one of your affiliates (collectively, “you”), upon your execution and delivery to us of this letter agreement, certain information, which we consider confidential or proprietary in its nature, about the properties and operations of the Company. All information about the Company furnished by us or our Representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, regardless of the manner in which it is furnished, is referred to in this letter agreement as ‘“Proprietary Information,” Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (b) was available to you on a nonconfidential basis prior to its disclosure by us or our Representatives, (c) becomes available to you on a nonconfidential basis from a person other than us or our Representatives who is not known by you to otherwise be bound by a confidentiality agreement with us or any Representative of ours prohibiting disclosure to you of such information, or is otherwise not known by you to be under an obligation to us or any Representative of ours not to transmit the information to you, or (d) is independently developed by you or your Representatives without the use of any of the Proprietary Information. As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their directors, officers, partners, employees, agents, advisors (including without limitation, financial advisors, counsel, consultants and accountants), controlling persons, investors and potential debt and equity financing sources; provided, however, with respect to your debt and equity financing sources, such persons shall only be considered Representatives and may only view or receive the Proprietary Information or summaries of the Proprietary Information prepared by you from and after the date they agree to be bound by the confidentiality restrictions of this letter agreement by executing a copy of this letter agreement below your signature (and you agree to subsequently (and in no event later than three business days after execution) provide an executed copy thereof to the Company). As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.
     Except as required by law, unless otherwise agreed to in writing by us, you agree (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than your Representatives who are participating in your evaluation of the Proposed Acquisition or who otherwise need to know the Proprietary Information for the purpose of evaluating, negotiating and/or consummating the Proposed Acquisition and to inform such Representatives of the confidential nature of the Proprietary Information and use your reasonable efforts to cause those Representatives to observe the terms of this letter agreement, (b) to use Proprietary Information only for purposes in connection with your evaluation, negotiation and/or consummation of the Proposed Acquisition and not to otherwise use Proprietary Information in furtherance of your business, in any way directly detrimental to the Company or for any other purpose and (c) not to disclose to any person any information (other than any disclosure or other use of the Proprietary Information to which the Company consents in advance in writing) about the Proposed Acquisition, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, (he existence of this letter agreement or the fact that Proprietary Information has been made available to you or your Representatives (collectively, the “Discussion Information”), except that you may disclose such Discussion Information to those of your Representatives who are participating in your evaluation of the Proposed Acquisition or who otherwise need to know for the purpose of evaluating the Proposed Acquisition, with it being understood that (i) you will inform such Representatives of this letter agreement, and you shall use your reasonable efforts to cause such Representatives to observe, the terms of this letter agreement, (ii) you shall maintain a list of those persons or their organizations to whom such Proprietary Information has been disclosed, which list shall be presented to the Company on request (in which case the Company agrees not to disclose such list or the contents thereof to any person and to keep such list and its contents confidential) and (iii) in any event you shall be responsible for any breach of the terms of this letter agreement by you or your Representatives, and your Representatives shall be responsible for any breach of the terms of this letter agreement by them. Except as required by law, unless otherwise agreed to in writing by you, the Company agrees not to disclose to any person (other than its Representatives) your or your Representatives’ identity, interest or involvement with respect to the Proposed Acquisition or any of the terms, conditions or other facts with respect to any proposals, offers or bids submitted by you or. your Representatives.
     Notwithstanding anything herein to the contrary, the Company acknowledges that: (i) you are involved in widespread oil and gas activities and receive information and data from many different sources, (ii) you cannot assure the Company and you make no representation that you have not or never will evaluate or acquire oil and gas assets adjacent to any prospects to which the Proprietary Information relates and (Sii) review of the Proprietary Information will not preclude any oil and gas operation, acquisition or activity by you subsequent to the review, The Company understands that your employees and representatives who need to review the Proprietary Information may now or in the future be working on other projects in areas related to those in which the Company has properties and/or operations, and your employees and representatives may retain mental impressions of the Proprietary Information. The Company agrees that such employees and representatives of yours shall not be precluded from working on any other projects in any areas related to those in which the Company has properties and/or operations.
     If any of the Proprietary Information includes materials or other information subject to the attorney-client privilege, work product doctrine or an other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that the sharing of such Propriatary Information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrice or other applicable privilege. All Proprietary Information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges and this Agreement.
     In the event that you or your Representatives are requested pursuant to, or required (by applicable law or regulation, oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information or any Discussion Information, you agree that you will provide us, to the extent legally permissible, with prompt notice of such request or requirement in order to enable us to seek an appropriate protective order or other remedy, to consult with you with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. You may, without liability, disclose Proprietary Information or Discussion Information in accordance with the terms of such protective order, remedy or waiver. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, you or any of your Representatives is nonetheless, upon the reasonable written advice of your outside counsel, compelled to disclose Proprietary Information or Discussion Information to any tribunal or other requesting entity or else stand liable for contempt or other penalty, then you or such Representative may, without liability, disclose such Proprietary Information or Discussion Information to the tribunal or other requesting entity; provided that you shall use your reasonable efforts to obtain, at the request and at the sole cost and expense of the Company, an order or other reasonable assurance that confidential treatment will be accorded to such portion of the Proprietary Information or Discussion Information required to be disclosed as the Company designates.
     You also agree that the Proprietaiy Information is being furnished to you in consideration of your agreement that, during the Standstill Period (as defined below), you will not and your Representatives will not on your behalf (and you, and your Representatives on your behalf, will not advise, assist or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors of the Company;
(a) acquire, or agree to acquire, offer, seek or propose to acquire (or request permission to do so or to make any proposal in such regards), directly or indirectly, ownership (including, but not limited to, beneficial ownership as defined in Rule I3d-3 under the Securities Exchange Act of 1934) of the Company or any subsidiary thereof or any of the assets or businesses of the Company or any subsidiary thereof or any securities issued by the Company or any subsidiary thereof or any rights or options to acquire such ownership (including from a third party); provided, however, that the limitations on asset acquisitions in this paragraph shall not apply to any assets of the Company or any subsidiary thereof that are offered for sale as part of a formal sales process;
(b) solicit, or encourage or in any way participate in, directly or indirectly, the solicitation of, any proxies or consents, including as to voting matters, with respect to any securities of the Company;
(c) offer, seek or propose any merger, consolidation, business combination,recapitalization, restructuring, tender offer or other extraordinary transaction with respect to the Company or any subsidiary thereof or any of their respective businesses;

(d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;
(e) seek or propose to influence or control in any manner the management or the policies of the Company or to obtain representation on the Company’s Board of Directors;
(f) disclose any intention, plan or arrangement inconsistent with the foregoing;
(g) request the Company, its Board of Directors or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph;
(h) enter into any discussions, negotiations, arrangements or understandings with any third party (other than your Representatives) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in any group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) in connection with any of the foregoing; or
(i) take any action which would reasonably be expected to require the Company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, or make or seek permission to make any public announcement with respect to any of the foregoing;
provided, however, that after the Company enters into a final acquisition agreement with a third party providing for a transaction which, if consummated, would result in a change of control of the Company, nothing contained in this letter agreement shall prevent you from making any confidential proposal regarding the Proposed Acquisition to the Chief Executive Officer of the Company and to the Board of Directors of the Company; it being agreed that except as expressly set forth in the foregoing proviso, all other provisions of this letter agreement, including clauses (a) through (i) above, remain in full force and effect and are not waived.
     The “Standstill Period” means the period commencing on the date first written above and ending the earlier of (i) one year after the date of this letter agreement and (ii) the date a transaction with a third party that involves a change of control of the Company is consummated.
     If at any time during the Standstill Period you are approached by any third party, other than any of your Representatives, who have not at the time of such approach agreed to be bound by the confidentiality restrictions of this letter agreement concerning a proposal to you involving any of the matters covered by clauses (a) through (i) above or your or their participation in any extraordinary transaction involving our assets, businesses or securities, you will promptly inform us of the nature of such contact and the parties thereto.
     If you determine that you do not wish to proceed with the Proposed Acquisition, you will promptly advise us of that decision, In that case, or in the event that we, in our sole discretion, at any time so request or the Proposed Acquisition is not consummated by you, you will, upon our request, promptly either, at your election, return to us or destroy all Proprietary Information (and all copies thereof) in your possession or in the possession of your Representatives, and you will destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use to the extent they contain or reflect any Proprietary Information, in each case without retaining a copy thereof (except to the extent required by applicable law or regulation); provided, however, that you shall only be required to use commercially reasonable efforts to return or destroy any Proprietary Information stored electronically, and neither you nor your Representatives shall be required to return or destroy any electronic copy of Proprietary Information created pursuant to you or your Representatives’ standard electronic backup and archival procedures. You will also promptly (and in any case within five business days after the Company’s request) provide the Company with a certificate in writing of an authorized officer who has supervised your compliance with this paragraph that confirms such compliance. The return to the Company and/or destruction of such documents shall in no event relieve you or your Representatives of any obligations of confidentiality contained herein respecting such Proprietary Information.
     You acknowledge that none of the Company or our Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and you agree that none of such persons shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Proprietary Information or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the accuracy or completeness of any Proprietary Information and that you shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to you in any final acquisition agreement relating to the Proposed Acquisition, subject to the terms and conditions of such agreement. For purposes of this letter agreement, the term “final acquisition agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid on your or our part.
     Until the earliest of (a) the execution by you of a final acquisition agreement, (b) consummation by a third party of a transaction relating to the Company that is similar to the Proposed Acquisition or involves a change of control of the Company or (c) two years from the date of this letter agreement, you agree on your behalf and on behalf of your Representatives acting on your behalf not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee or agent of the Company or its subsidiaries known by you to have such a relationship with the Company, other than Chairman, President and Chief Executive Officer of the Company, regarding its business, operations, prospects or finances except with the express written permission of the Company. It is understood that the Company’s Chairman, President and Chief Executive Officer or Chief Financial Officer will arrange for the appropriate contacts for due diligence purposes, It is further understood that all (a) communications regarding the Proposed Acquisition, (b) requests for additional information, (c) requests for tours of properties or management meetings and (d) discussions or questions regarding procedures, will be submitted and directed to the Company’s Chairman, President and Chief Executive Officer or Chief Financial Officer, or an individual identified by them.
     You agree that, without our prior written consent, you will not, and will direct your Representatives not to on your behalf, for a period ending the earlier of one year from the date hereof and the consummation by a third party of a transaction involving a change of control of the Company, directly or indirectly solicit for employment or employ any person who is now employed by us or any of our subsidiaries. The provisions of this paragraph will not apply to employees of the Company in the event that the Company and you consummate the Proposed Acquisition. Notwithstanding the foregoing, you shall not be precluded from (i) making solicitations to the public or the industry generally through advertising which is not targeted at employees of the Company or any subsidiary thereof or the hiring of any such person who responds to any such advertisement placed by you or (ii) soliciting or employing any person who has left the employment of the Company prior to your soliciting such person.
     You and the Company agree that no contract or agreement providing for the Proposed Acquisition or any similar transaction with the Company shall be deemed to exist between you and the Company unless and until a final acquisition agreement has been mutually executed and delivered, and you and the Company hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with a transaction unless and until you and the Company have executed such final acquisition agreement. You and the Company further agree that, unless and until a final acquisition agreement has been mutually executed and delivered by you and the Company, none of you, your Representatives, the Company or its Representatives have any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction except in the case of this letter agreement for the matters specifically agreed to herein (and except for obligations under any other written agreements between parties expressly intended to be binding). You also acknowledge and agree that (a) we and our Representatives may conduct the process that may or may not result in the Proposed Acquisition in such manner as we, in our sole discretion, may determine (including, without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to you) and (b) we reserve the right to change {in our sole discretion, at any time and without notice to you) the procedures relating to our and your consideration of the Proposed Acquisition (including, without limitation, terminating all further discussions with you and requesting that you return all Proprietary Information to us). You and the Company agree that unless and until a final acquisition agreement concerning the Proposed Acquisition has been executed, neither the Company nor any of its Representatives will have any liability to you, and neither you nor any of your Representatives will have any liability to the Company, arising out of or relating to the Proposed Acquisition, whether by virtue of this letter agreement, any other written or oral expression with respect to the Proposed Acquisition or otherwise, except in the case of this letter agreement for the matters specifically agreed to herein (and except for obligations under any other written agreements between parties expressly intended to be binding).
     Without limitation, you understand that the Company, in its sole and absolute discretion, will have the right at any time to terminate your investigation of the Company and to reject any or all proposals relating to the Proposed Acquisition for any reason without explanation and without liability. The investigation by you and your Representatives is entirely at your own expense and risk.
     Without prejudice to the rights and remedies otherwise available to a party, the parties hereto agree that money damages would not be a sufficient remedy for any breach of this letter agreement by a party or its Representatives and that each party shall be entitled to seek specific performance and to seek injunctive or other equitable relief as remedies if a party or any of its

Representatives breach or threaten to breach any of the provisions of this letter agreement and you and the Company further agree to waive any requirement for the security or posting of any bond in connection with such remedy.
     Each party agrees to indemnify and hold the other party and its Representatives harmless from and against any and all loss, damage, cost or expense (including reasonable and documented attorney’s fees and disbursements), resulting from or arising out of its breach of any covenant or agreement made herein.
     In the event of litigation relating to this letter agreement, or if a court of competent junsidiction determines that a party or any of its representatives has breached this Agreement, then the breaching party shall be liable and pay to the non-breaching party the legal fees and costs incurred by the non-breaching party in connection with such litigation, including any appeal therefrom.
     The parties hereto agree that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised by you) that the United States securities laws generally restrict the purchase and sale of securities by persons who possess material nonpublic information relating to the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state without regard to any conflicts of law principles.
     Any assignment or attempted assignment of this letter agreement by a party hereto without the prior written consent of the other party shall be void.
     This letter agreement contains the entire agreement between you and us concerning the subject matter hereof and supersedes all prior agreements, written or oral, between the parties with respect to such matters. The agreements set forth in this letter agreement may be modified or waived only by a separate writing by you and us expressly so modifying or waiving such agreements.
     This letter agreement, and all remaining obligations hereunder, shall terminate two years from the date hereof.
     Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this letter agreement shall in anyway limit the activities of any limited partners, affiliates, stockholders, investors, or controlling persons of yours who are not in receipt of any Proprietary Information and who are not involved with your or your Representatives’ evaluation of or participation in the Proposed Acquisition. However, this paragraph does not relieve recipients of the Proprietary Information from the confidentiality restrictions imposed upon them by this letter agreement regarding Proprietary Information or summaries thereof prepared by you.
     This letter agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes and shall be construed together and constitute but one agreement.
     Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith,

BRIGHAM EXPLORATION COMPANY

BY: Name:	/s/ David T.Brigham David T.Brigham
Title:	Executive V.P Land Admin
Accepted and Agreed as of the
date first written above
STATOIL TEXAS ONSHORE PROPERTIES LLC

By: Name:	/s/ Irene Rummelhoff Irene Rummelhoff
Title:	Vice President, Business Development

8